Exhibit 99.2

For further information, contact:

Ashley S. Dean, Managing Director
Office: +44 (0) 1293 585 006
Fax: +44 (0) 1293 585 091
E-mail: ashleydean@trm.com

Danial J. Tierney, Executive Vice President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473
E-mail: dantierney@trm.com

TRM ENTERS CASINO CONTRACT

London, England: 15 December 2004 – Reflecting its increased presence in the gaming industry, TRM (ATM) Limited has entered into a three-year contract with leisure giant Rank Group Gaming Division, operator of Mecca Bingo, Grosvenor Casinos and Hard Rock Casinos. TRM cash machines are currently being installed in Rank Gaming sites across the United Kingdom. The London-based company was successful in winning the contract because of its variety of products and solutions.

Rank Group Gaming Division’s Director of Purchasing, Michele Jennings, comments: “Our market sectors offer complex demands and TRM was able to provide flexible solutions to accommodate our cash machine estate. We look forward to developing a long-term relationship with TRM as we continue to expand our business across the United Kingdom.”

TRM’s Managing Director Ashley Dean said: “This is another Blue Chip account gain for TRM which recognises the value of our commercial offering.”

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 36,000 retailers throughout the United States and over 46,000 locations worldwide, including 6,000 locations across the United Kingdom and over 5,000 locations in Canada. TRM operates the largest multi-national ATM network in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain and Northern Ireland.

Forward Looking Statements

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.